EXHIBIT 2                                       PURCHASE AND SALE AGREEMENT

                              PURCHASE AND SALE AGREEMENT

                                    By and Between

                         BAKER SEAWRIGHT CORPORATION, Seller


                                        And


                        STAFFORD STREET CAPITAL, LLC, Purchaser



                       Effective Date: The 7th day of June 2003


                            PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT ("Agreement"), is made this 7th day of June 2003, by and between BAKER SEAWRIGHT CORPORATION, a Virginia corporation with its principal offices located at 40 Seawright Road, Mt. Sidney, VA 24467 ("Seller") and STAFFORD STREET CAPITAL, LLC, a Delaware limited liability company with its principal offices located at 900 North Stafford St. Suite 2003 Arlington, Virginia, 22203 ("Purchaser").

     In consideration of the mutual covenants of Purchaser and Seller, and for other good and valuable consideration, the receipt and legal sufficiency of which Purchaser and Seller acknowledge, Purchaser and Seller agree as follows:

                  ARTICLE 1:  Agreement to Purchase and Sell.

     1.1. Purchaser agrees to purchase from Seller, and Seller agrees to sell and convey to Purchaser, under the terms and conditions set forth in this Agreement, the following:

          (a)That certain parcel of real property in Mt. Sidney, Virginia, containing approximately 145 acres, as more fully described on Exhibit "A," and any improvements situated on such parcel of real property, and, further, all of the right, title and interest of Seller in and to any easements, covenants and other rights appurtenant to such parcel of real property and all right, title and interest of Seller in and to any award made or to be made in lieu thereof (collectively, "Real Property");

          (b) All fixtures, equipment and other tangible personal property, and replacements thereof now or hereafter affixed to and/or located at the Real Property, as more fully described on Exhibit "A-1," owned by Seller and used in connection with the management, operation, maintenance or repair of the Real Property (collectively, "Personal Property");

          (c) All water, condensate, distillate, and all products refined therefrom, (collectively "Water") in and under and which may be produced and saved from or attributable to the spring located on the Real Property (the "Spring"); and

          (d)  All intangible property now or on the Closing Date
(as defined hereafter) owned or held by Seller in connection with the Real Property or the Personal Property, including, without limitation,
(i) all licenses, permits, authorizations, approvals, certificates of occupancy and all other approvals necessary for the current use and operation of the Property (collectively, "Permits", and (ii) all right, title and interest of Seller in all transferable warranties, plans and specifications, and development rights related to the Real Property or the Personal Property, or any part thereof (collectively, "Intangible Property").

     1.2. As used in this Agreement, the term "Property" shall include the Real Property, the Personal Property and the Intangible Property.

     1.3.  As used in this Agreement:

          (a)  "Closing Date" shall be on or before September 2, 2003

          (b)  "Deposit" shall be Five Thousand Dollars ($5,000.00).

          (c)  "Effective Date" shall be [__________________]

          (d)  "Settlement Agent" shall be [__________________]

          (e)  "Title Company" shall be [__________________]

                       ARTICLE 2:  Purchase Price.

     2.1 The total purchase price ("Purchase Price") for the Property shall be One Million and 00/100 U.S. Dollars ($1,000,000.00).

     2.2  -RESERVED

                            ARTICLE 3:  Deposit.

     3.1. Seller acknowledges that Purchaser has previously tendered the Deposit to Seller.

     3.2. Absent actual fraud, the Deposit is non-refundable to Purchaser and shall be credited against the Purchaser Price upon the Closing.

                     ARTICLE 4:  Payment of Purchase Price.

     4.1. At Closing, after crediting Purchaser with the Deposit, Purchaser shall pay to Seller the sum of Five Hundred Ninety Five Thousand and 00/100 Dollars ($595,000.00) of the Purchase Price by certified check, cashier's check, or wire transfer of current funds received and credited to the account of the party conducting Closing ("Settlement Agent"). Additionally Purchaser will issue a Promissory Note ("Promissory Note") in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00), without interest except as provided in the Note in the event of a monetary default. The Promissory Note shall provide for payment of principal in the amount of One Hundred Sixty Two Thousand Five Hundred and 00/100 Dollars ($162,500.00) on September 2, 2005, One Hundred Sixty Two Thousand Five Hundred and 00/l00 Dollars ($162,500.00) on September 2, 2007 and Seventy Five Thousand Dollars ($75,000.00) on September 2, 2009. The form of the Promissory Note shall be as described on Exhibit B.

     ARTICLE 5:  Security for the Promissory Note.   To secure the
Promissory Note, at the Purchaser's election, the Purchaser shall grant Seller a first lien deed of trust and security interest in the property; or, the Promissory Note may be secured by an irrevocable stand-by letter of credit by a bank reasonably satisfactory to Seller.
 Such letter of credit shall by its terms be assignable to whomever is the holder of the Promissory Note. It is contemplated the Seller will transfer its assets after closing to a liquidating trust for the benefit of the Shareholders of Seller. The deed of trust or irrevocable stand-by letter of credit shall be in form satisfactory to Seller.

                        ARTICLE 6:  Title; Survey.

     6.1. Indefeasible fee simple title to the Property is to be conveyed on the Closing Date to Purchaser or its permitted assigns, free of liens, encumbrances, judgments, tenancies (except under the Leases), covenants, conditions, restrictions, easements, encroachments and rights-of-way, recorded or unrecorded; subject, however, only to those matters (if any) affecting title to the Property that are set forth in the Title Commitment and accepted by Purchaser in accordance with Section 6.2 (collectively, "Permitted Encumbrances"). Title is to be marketable, good of record and in fact, and insurable without exceptions (other than the Permitted Encumbrances) at standard rates by a recognized title insurance company licensed to do business in the Commonwealth of Virginia.

     6.2. (a) Promptly after execution of this Agreement by both parties, Purchaser shall, at its own expense, order a standard ALTA commitment for owner's title insurance for the Property ("Title Commitment"). If Purchaser, in its sole discretion, finds any of the exceptions to title set forth in the Title Commitment to be objectionable ("Objectionable Exceptions"), Purchaser shall give written notice to Seller setting forth the Objectionable Exceptions and enclosing a copy of the Title Commitment. If (i) Purchaser fails to give such notice prior to Closing, Purchaser shall be deemed to have accepted all title exceptions that are reported in the Title Commitment; or (ii) Purchaser does give such notice, Purchaser shall be deemed to have accepted all title exceptions reported in the Title Commitment other than the Objectionable Exceptions expressly set forth in the notice.

           (b) Upon receipt of Purchaser's notice setting forth any Objectionable Exceptions, Seller may elect by written notice given to Purchaser within five (5) business days after receipt of Purchaser's notice (i) to take such actions at its own expense as reasonably may be necessary to cure or remove the Objectionable Exception(s) and Seller shall have a period of forty-five (45) calendar days from the date of Seller's election to do so, or (ii) not to take any remedial action. If Seller fails timely to elect either option (i) or (ii) above, then Seller shall be deemed to have elected option (ii) above.
 If Seller elects option (i) above and is unable to cure or remove the Objectionable Exception(s) within the said forty-five (45)-day period, then Seller shall notify Purchaser within five (5) business days thereafter, whereupon Purchaser shall have the right, exercisable by written notice given to Seller within five (5) business days after receipt of Seller's notice, to elect (A) to terminate this Agreement, or (B) to agree to accept the Property subject to such of the Objectionable Exceptions that Seller has been unable to cure or remove, or (C) to take such action at Purchaser's own expense as reasonably may be necessary to cure or remove the Objectionable Exception(s) in which event Purchaser shall have forty-five (45) calendar days to do so. If Purchaser elects option (C) above and after the expiration of the said forty-five (45)-day period, Purchaser has been unable to cure or remove all of the Objectionable Exception(s), then Purchaser shall have the further right, exercisable by written notice given to Seller within five (5) business days after the expiration of the said forty-five (45)-day period, to elect either option (A) or (B) above. If Purchaser fails to elect any of options
(A), (B) or (C) above, then Purchaser shall be deemed to have elected option (B). If Seller elects option (ii) above, Purchaser shall have the right to elect any of options (A), (B) or (C) above and the procedures outlined above shall apply.

           (c) (i) If, as of Closing, Seller cannot convey title as aforesaid, at the option of Purchaser, the sale is to be declared off unless such title defects are capable of being remedied by legal or other action, in which event Seller must promptly take such action at its own expense. If necessary, the Closing Date shall be extended for a period not to exceed ninety (90) days.

               (ii) If all title defects are not cured within said ninety (90) days, Purchaser shall have the option (i) to terminate this Agreement, or (ii) to extend the time within which to cure said title defects for a period not to exceed an additional ninety (90) days. If at the end of the second extension of Closing, all title defects are not cured, Purchaser shall have the option (i) to terminate this Agreement, or (ii) to proceed to Closing and accept title to the Property subject to such of the title defects as have not been cured. Notwithstanding the existence of any title defects that may arise with respect to the Property, Purchaser shall at any time have the right to proceed to Closing.

          (d) In the event of termination pursuant to Sections 6.2 and/or 6.3, the Deposit shall not be returned to Purchaser.

     6.3. Promptly after execution of this Agreement by both parties, Purchaser, may at its own expense, order a current certified survey of the Property ("Survey") prepared by a licensed surveyor that, at Purchaser's option, satisfies the most current "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM, and that meets the accuracy requirements of a Class A Survey, as defined therein. The Survey shall show, without limitation, all lot lines and monuments, minimum building restriction lines, recorded easements both burdening and benefiting the Property, recorded rights-of-way and all roadways adjoining the Property, location of all utilities (if any), and the exact location of all improvements and encroachments (if any) on the Property or any on other adjoining properties, and shall state the number of square feet within the boundaries of the Property. If the Survey shall not confirm that (a) the Property consists of an integral land area with no slivers, strips, vacancies or gores, and that the Property has no voids or lapses in the description thereof, (b) the Property is contiguous to and continuously abutting the boundary of all public streets adjacent thereto and any alleys abutting the Property, (c) there are no encroachments onto the Property, and (d) the improvements on the Property do not encroach onto adjoining lands (any one or more of the foregoing being collectively referred to as an "Unsatisfied Condition"), then Purchaser shall by written notice given to Seller on or before the Closing, specify the nature of the Unsatisfied Condition, enclosing a copy of the Survey therewith. If the Unsatisfied Condition is such as may be readily remedied by legal or other action, Seller shall elect by written notice given to Purchaser within five (5) business days after receipt of the aforesaid notice from Purchaser (i) to take such action at its own expense as reasonably may be necessary to remedy the Unsatisfied Condition within forty-five (45) calendar days from the date of Seller's notice, or
(ii) to take no remedial action. If Seller fails timely to elect either option (i) or (ii) above, then Seller shall be deemed to have elected option (ii) above. If Seller elects option (i) above and is unable to remedy the Unsatisfied Condition within the said forty-five
(45)-day period, then Seller shall notify Purchaser within five (5) business days thereafter whereupon Purchaser shall have the right, exercisable by written notice given to Seller within five (5) business days after receipt of Seller's notice, to elect (A) to terminate this Agreement, or (B) to agree to accept the Property with all of the Unsatisfied Conditions that Seller has been unable to remedy, or (C) to take such action at Purchaser's own expense as reasonably may be necessary to remedy the Unsatisfied Condition, in which event Purchaser shall have forty-five (45) calendar days to do so. If Purchaser elects option (C) above and after the expiration of the said forty-five (45)-day period Purchaser has been unable to remedy all of the Unsatisfied Conditions, then Purchaser shall have the further right, exercisable by written notice given to Seller within five (5) business days after the expiration of the said forty-five (45)-day period, to elect either option (A) or (B) above. If Purchaser fails to elect any of the options (A), (B) or (C) above, then Purchaser shall be deemed to have elected option (B). If Seller elects option
(ii) above, Purchaser shall have the right to elect option (A), option
(B) or option (C) and the procedures outlined above shall apply.

     6.4. During the term of this Agreement, (a) Seller shall not mortgage or encumber the Property or execute any easements, covenants, conditions, or restrictions with respect to the Property or seek any zoning changes or other governmental approvals with respect to the Property without first obtaining Purchaser's prior written consent in each instance, and (b) Seller will keep any existing mortgage(s) or deed(s) of trust and other liens encumbering the Property current and not in default and will pay in a timely fashion all taxes and other public charges against the Property so as to avoid forfeiture of Purchaser's rights under this Agreement.

     6.5. Upon request by Purchaser, Seller shall execute such affidavits, indemnities, and other similar type instruments as are required reasonably by Title Company for the elimination of any standard or printed exceptions in Purchaser's final policy of title insurance, including, without limitation, the exception for unfiled mechanics' liens and parties in possession.

     6.6 Purchaser acknowledges the right of Roxie V. Houff to use the spring water from Property for her personal and domestic use and that Seller may only quitclaim parcel 27-8A=22 poles. These matters shall be deemed by the parties as Permitted Encumbrances.

     ARTICLE 7: Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following are true, accurate and complete as of the Effective Date:

          (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

          (b) Authority. Seller and any individual executing this Agreement on Seller's behalf, has the power to execute, deliver and perform this Agreement and has taken all actions required to authorize the due execution and delivery of this Agreement. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, Bylaws, or partnership agreement (as applicable) of Seller, or any provision of any agreement, instrument, order, judgment or decree to which either Seller is a party or by which it or any of its assets is bound.

          (c) Litigation. To the best of Seller's knowledge, there are no actions, suits, claims or other proceedings pending or, to the best of Seller's knowledge, contemplated or threatened against Seller that could affect Seller's ability to perform its obligations under this Agreement in a timely manner or which would affect any portion of the Property.

          (d) Title. Seller owns fee simple title to the Property, subject to such right and restrictions of record affecting the property.

          (e) Defaults. No default or breach exists under any covenant, condition, restriction, right of way, easement, mortgage, deed of trust, lien or license affecting the Property, or any portion thereof, that is to be performed or complied with by either, Seller, or to Seller's knowledge, by any other party thereto.

          (f) Mechanics' Liens. All bills and claims for labor performed or materials supplied to or for the benefit of the Property have been paid in full and there are no perfected or unperfected mechanics', materialmen's or artisans' liens on or affecting the Property.

          (g) Assessments. Seller has received no notice that any portion of the Property is subject to any proposed or pending special assessments.

          (h) Condemnation. There is no pending, or to the best of Seller's knowledge, threatened, condemnation or eminent domain proceeding affecting any portion of the Property.

          (i) Permits. Seller possesses all Permits. All of the Permits are listed on Exhibit "C," and have been fully paid for and are in full force and effect.

          (j) Compliance. To the best of Seller's knowledge, the Property is in compliance with all applicable laws, orders, ordinances and regulations. Seller has received no notice of any violations from any governmental authority.

          (k) Access. All means of access to the Property (i) are permanent and no special access or other permits from the applicable governmental authorities are required to operate and maintain such means of access, and (ii) are obtained from any public streets, sidewalks, alleys or other public space without the need for easements, rights-of-way, or licenses, or across lands or premises not included within the Property.

          (l) Leases. There are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Property or any assignments or sublets thereunder in effect on the Effective Date other than those listed on Exhibit "D" (collectively, "Leases"). Seller has heretofore delivered to Purchaser true and complete copies of each of the Leases, including all amendments and modifications thereto. Each of the Leases is presently in full force and effect.

          (m) Contracts. Except for the Leases, there are no commitments, contracts, licenses, options or other agreements of any kind affecting or relating to the Property ("Contracts") except as listed on Exhibit "E." Seller has hereto delivered to Purchaser true and complete copies of each of the Contracts, including all amendments and modifications thereto. Each of the Contracts is presently in full force and effect, and no party thereto is in default beyond any applicable cure periods.

          (n) Binding Commitments. Seller has not made and will not make any commitments or representations to the applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility, or any other person or entity that would in any manner be binding upon Purchaser or the Property. To the best of Seller's knowledge, no such commitments or representations were made by any of Seller's predecessors in title.

          (o)  Environmental.

          (i)  For the purpose of this Section, the term
"Hazardous Substances" shall mean substances defined as a "hazardous substance" or "toxic substance" in the Environmental Laws in effect on the date such representation or warranty is made. As used herein, "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601-9630, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, 42 U.S.C. 6901-6992, and the Clean Air Act, 42 U.S.C. 7401-7508, as any of the preceding may be amended from time to time, and any other substances considered hazardous, toxic or otherwise harmful pursuant to any other applicable laws or regulations relating to pollution or protection of human health or the environment.

          (ii) To the best of Seller's knowledge, there is no asbestos, radon, PCB's, fluorocarbons, or other Hazardous Substances on in, under or about the Property, except as set forth in Exhibit "F" or provided for by subparagraph (iii) below. To the best of Seller's knowledge, Seller and its agents and employees have not used, generated, stored, transported, manufactured, treated, released or disposed of any Hazardous Substances on, in, under, or about the Property. There are not presently, and to the best of Seller's knowledge, have never been any storage tanks on or under the Property, except as referenced in Schedule F and water storage tanks being sold to Purchaser. Seller has no actual knowledge that the Property is in violation, or ever has been in violation, of any Environmental Laws. Seller has not received any notice or other communication, written or oral, from the United States Environmental Protection Agency or any other governmental authority, alleging that the Property is in violation of any Environmental Laws, and to the best of Seller's knowledge, the Property is not currently under investigation by any such agency.

          (iii) Notwithstanding the foregoing, the terms and conditions of the preceding two subparagraphs shall not apply to the presence, use, storage, manufacture, release or disposal of small quantities of Hazardous Substances that are generally recognized to be appropriate to normal and customary office uses, relate to the maintenance of the Property and not in excess of any applicable legal limits provided for by the Environmental Laws.

          (p) Bankruptcy. Neither Seller nor its general partners, if any, (i) is in receivership or dissolution, (ii) has made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, (iii) has been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller or any of its general partner(s), if any, or (iv) to the best of its knowledge, none of the foregoing are pending or threatened.

          (q) Estate Tax Liens. As of the Closing Date, there are no IRS estate tax liens encumbering the Property.

          (r) Condition of Improvements, Spring and Personal Property. The improvements on the real property; the Spring; and personal property are sold in "as is" condition.

          (s)  The Real Property.   The acreage comprising the Real
Property is being sold by the gross and not by the acre.

         ARTICLE 8:  Representations and Warranties of Purchaser.

     Purchaser represents and warrants to Seller that the following are true, accurate and complete as of the Effective Date and will be true, accurate and complete as of Closing:

          (a) Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Authority. Purchaser and any individual executing this Agreement on Purchaser's behalf, has the power to execute, deliver and perform this Agreement and has taken all actions required to authorize the due execution and delivery of this Agreement. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation, Bylaws, or partnership agreement (as applicable) of Purchaser, or any provision of any agreement, instrument, order, judgment or decree to which either Purchaser is a party or by which it or any of its assets is bound.

          (c) Bankruptcy. Neither Purchaser nor its general partners, if any, (i) is in receivership or dissolution, (ii) has made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, (iii) has been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Purchaser or any of its general partner(s), if any, or
(iv) to the best of its knowledge, none of the foregoing are pending or threatened.

     ARTICLE 9: Covenants of Seller. Seller covenants with Purchaser that from and after the Effective Date:

          (a) Permits. Seller shall maintain all Permits in full force and effect, and will file timely, all reports, statements, renewal applications and other filings, and will pay timely all fees and charges in connection therewith that are required to keep the Permits in full force and effect.

          (b) Contracts. Seller shall, (i) during the term of this Agreement, except for service agreements that are terminable on no more than thirty (30) days' notice without penalty, not enter into any new Contracts with respect to the Property without first obtaining Purchaser's prior written consent in each instance (all permitted new contracts or agreements shall be deemed to be included within the term "Contracts") and (ii) indemnify, defend and hold Purchaser harmless from any loss, liability, claims or damages, including, without limitation, attorneys' fees and court costs (whether suit is instituted or not) arising out of or in any way connected with the Contracts other than those to which Purchaser is taking subject.

          (c) Maintenance and Repairs. Seller, at its sole cost and expense, shall maintain the Property through Closing in the same condition as of the Effective Date, ordinary wear and tear excepted, and subject to the provisions of Article 17. Seller shall not remove or permit to be removed from the improvements situated on the Property, any item or article defined as Personal Property in this Agreement except as may have been necessary for repairs. Worn out or useless items may be removed provided that such items are replaced with new items of substantially equal or better quality that are free and clear of any lien or encumbrance.

          (d) Insurance. Seller shall maintain in full force and effect substantially the same public liability and casualty insurance coverage now in effect with respect to the Property as is evidenced by the certificate of insurance set forth as Exhibit "G."

          (e) Taxes and Assessments. Seller shall (i) pay in a timely fashion all taxes and other public charges against the Property and (ii) provide Purchaser, within ten (10) business days of receipt, copies of any notices Seller receives with respect to any special assessments or proposed increases in the valuation of the Property. Purchaser shall advise Seller in writing prior to the filing of any contest and shall provide Seller copies of all relevant documents in connection with such contest in a timely fashion. Seller shall cooperate with Purchaser in connection with any such contest.

          (f)  Condemnation Notices.  Seller shall provide
Purchaser, within ten (10) business days of receipt, copies of any notices Seller receives with respect to any condemnation or eminent domain proceedings affecting the Property.

          (g) Binding Commitments. Seller shall not make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility or any other person or entity that would in any manner be binding upon Purchaser or the Property, without Purchaser's prior written consent in each instance, which consent Purchaser may withhold in its sole discretion.

          (h) Information. In addition to Seller's other obligations in this Agreement, Seller shall furnish to Purchaser promptly, all information concerning the Property that Purchaser may from time to time reasonably request.

          (i) Environmental Compliance. Until Closing, Seller shall comply in all mutual respects with all Environmental Laws applicable to the Property. Seller shall not knowingly (i) manufacture, release, discharge, treat or install any Hazardous Substances on, in, under or from the Property, (ii) install in or remove from the Property any storage tanks, or (iii) permit any Hazardous Substances to be manufactured, released, discharged, treated or installed on, in, under or from the Property, or permit any storage tanks to be installed in or removed from the Property. Seller shall advise Purchaser promptly in writing of any notice or other communication, written or oral, from the United States Environmental Protection Agency or any other federal, state or local governmental authority having jurisdiction over the Property with respect to (x) any alleged violation of any Environmental Laws; or (y) the handling, packaging, manufacture, transportation, release, use, discharge, treatment, removal, storage or disposal of Hazardous Substances or storage tanks. Notwithstanding the foregoing, the terms and conditions of this paragraph shall not apply to the presence, use, storage, manufacture, release or disposal of small quantities of Hazardous Substances that are generally recognized to be appropriate to normal and customary office uses, relate to the maintenance of the Property and not in excess of any applicable legal limits provided for by the Environmental Laws.

               ARTICLE 10:  Conditions Precedent to Closing.

     10.1. The obligation of Purchaser under this Agreement to purchase the Property from Seller is subject to the satisfaction, as of Closing, of each of the following conditions:

          (a) The representations and warranties made by Seller in this Agreement shall be true, accurate and complete as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and Seller shall have performed all of the covenants and obligations required by this Agreement to be performed by Seller on or before the Closing Date.

          (b) Title to the Property and the Survey shall conform to the requirements of Article 6.

     10.2. The obligation of Seller under this Agreement to sell the Property to Purchaser is subject to the satisfaction, as of Closing, of each of the following conditions:

          (a) The representations and warranties made by Purchaser in this Agreement shall be true, accurate and complete as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.

          (b) Purchaser shall have performed all of the covenants and obligations required by this Agreement to be performed by Purchaser on or before the Closing Date.

               ARTICLE 11:  Closing; Deliveries at Closing.

     11.1. The Closing ("Closing") shall take place at the offices of Settlement Agent at 10:00 a.m. on the Closing Date. Closing shall not be deemed to have been concluded until all the requirements of this
Article 11 have been satisfied.

     11.2. At Closing, Seller shall deliver (duly and fully executed, acknowledged and notarized as appropriate) to Settlement Agent or perform the following:

          (a) A general warranty deed ("Deed") in recordable form with covenants of further assurance and right to convey, conveying fee simple title to the Real Property in the condition required by the provisions of Article 6; the 22 poles property shall be conveyed by Quitclaim Deed.

           (b) A bill of sale ("Bill of Sale") conveying title to the Personal Property, free and clear of all liens and containing warranties of such title and right to convey;

          (c)  A general assignment and assumption agreement
("Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in and to any and all the Leases, Contracts, Permits, warranties and guaranties, including those relating to Personal Property conveyed under the Bill of Sale and providing for Purchaser's assumption thereof;

          (d) If requested by Purchaser and if assignable, an assignment of any one or more of the insurance policies held by Seller pertaining to the Property;

          (e) A corporate or partnership resolution and an incumbency certificate to evidence Seller's capacity and authority to consummate Closing, a certified copy of the Articles of Incorporation and Bylaws or Partnership Agreement, including all amendments thereto, of Seller, and any other documents reasonably required by Title
Company, Settlement Agent or Purchaser;

          (f) All documents reasonably required by Title Company, Settlement Agent or Purchaser with respect to (i) compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code 1445, as amended, and the regulations issued thereunder), (ii) the elimination of any standard or pre-printed exceptions in Purchaser's final policy of title insurance for unfiled mechanics' liens, and
(iii) Seller's authority to sell and convey the Property in accordance with this Agreement;

          (g) Possession free and clear of all parties in possession except as provided for under the Leases and Contracts, and all keys, codes and other security devices for the Property;

          (h) A certificate that the representations and warranties of Seller are true and accurate as of the Closing Date;

          (i) Copies of all books and records necessary for the orderly transition of operation of the Property; and

     11.3. At the Closing, Purchaser shall deliver (duly and fully executed, acknowledged and notarized as appropriate) to Settlement Agent or perform the following:

          (a) Written instructions to Settlement Agent with a copy to Seller indicating that the Deposit should be applied to the Purchase Price in accordance with this Agreement;

          (b) The balance of the Purchase Price and all Closing and other costs required of Purchaser under this Agreement;

          (c) A corporate or partnership resolution and an incumbency certificate to evidence Purchaser's capacity and authority to consummate Closing, a certified copy of the Articles of Incorporation and Bylaws or Partnership Agreement, including all amendments thereto, of Purchaser, and any other documents reasonably requested by Title Company, Settlement Agent or Seller; and

          (d)  The Assignment and Assumption Agreement, if applicable.

     11.4. At Closing, both parties agree to duly execute and deliver all other documents reasonably necessary to consummate this transaction, including, without limitation, a settlement statement setting forth the charges, credits and adjustments to each party.

         ARTICLE 12:  Costs, Taxes, Adjustments and Disbursements.

     12.1. At Closing, Seller shall pay (i) the costs of releasing all liens, judgments and other encumbrances that are to be released and of recording such releases, (ii) all transfer taxes and the Grantor tax, and (iii) all other expenses stipulated to be paid by Seller under other provisions of this Agreement. Seller shall be responsible for the payment of its own attorneys' fees and any reasonable fees charged Seller for services rendered to it by Settlement Agent.

     12.2. At Closing, Purchaser shall pay (i) all costs of preparing the Deed, (ii) for securing financing for the purchase of the Property including, without limitation, all documentation relating thereto, (iii) for the examination of title and issuance of a title policy, (iv) the fee paid to Settlement Agent, (v) for the survey,
(vi) all recordation taxes, including, but not limited to, the Grantee tax, (vii) all other expenses stipulated to be paid by Purchaser under other provisions of this Agreement, (viii) all recording charges, except as set forth in Section 12.1(i) and (ix) all costs (except
Seller's attorney's fee) associated with securing the Promissory Note. Purchaser shall be responsible for the payment of its own attorneys' fees.

     12.3. The following, as applicable, shall be adjusted as of midnight immediately preceding the Closing Date: all insurance premiums (for the policies to be assumed by Purchaser, if any), all assessments (including special assessments applicable to the Property, whether or not due and payable), all real estate taxes and all fees under Contracts assumed by Purchaser. If taxes for the year in which the sale is closed are not available as of the Closing Date, such taxes shall be prorated on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of the proration to be made between Seller and Purchaser, if necessary, when actual tax figures are available.

     12.4. As of Closing, Purchaser shall be responsible for the transfer of accounts and establishment of all utility services (if any) to the Property in the name of Purchaser. Seller shall cooperate with Purchaser in this regard.

     12.5. Settlement Agent shall have the right to draw upon the funds provided at Closing by Seller and Purchaser, as necessary, for purposes of recording the Deed and other appropriate documents among the Land Records. Immediately following the recording of all documents to be recorded among the Land Records, Settlement Agent shall disburse all remaining funds and deliver all documents in accordance with this Agreement.

                          ARTICLE 13: Default.

     13.1.  Purchaser's Default.

          (a) Provided that Seller is ready, willing and able to close under this Agreement, if Purchaser fails to close in accordance with the terms of this Agreement or shall otherwise be in breach or default of any of the terms or conditions of this Agreement, then Seller shall give Purchaser written notice specifying the nature of the default.

          (b) Purchaser shall have ten (10) business days from receipt of Seller's notice of default within which to cure the specified default. If Purchaser does not cure such default within said ten (10)-day period or if such default is not waived in writing by Seller, then this Agreement shall automatically terminate and Seller and Purchaser shall be relieved from all further liability or obligation hereunder.

          (c) Forfeiture of the Deposit shall be Seller's sole and exclusive remedy at law or in equity. Seller waives any and all equitable remedies, including without limitation the right to specific performance of this Agreement. Neither Purchaser's nor Seller's attendance or appearance at Closing shall be deemed to nullify or void the provisions of this Section 13.1 for forfeiture of the Deposit as full liquidated damages and as Seller's sole remedy for Purchaser's default. Seller and Purchaser agree that forfeiture of the Deposit shall be liquidated damages and not a penalty, and that actual damages resulting to Seller from Purchaser's breach of this Agreement would be difficult or impossible to measure because of the uncertainties of the real estate market and fluctuations of property values and differences with respect thereto, and that the Deposit is a reasonable estimate of those damages.

     13.2.  Seller's Default.

          (a) Provided that Purchaser is ready, willing and able to close under this Agreement, if Seller fails to close in accordance with the terms of this Agreement, shall be in breach or default of any of the terms or conditions of this Agreement or shall be in breach of or materially misstated any representation, warranty or covenant of Seller contained in this Agreement, then Purchaser shall give Seller written notice specifying the nature of the default.

          (b) Seller shall have ten (10) business days from receipt of Purchaser's notice of default within which to cure the specified default. If Seller does not cure such default within said ten (10)- day period or if such default is not waived in writing by Purchaser, then Purchaser, at its option, shall have the right within ten (10) days after the expiration of the said ten (10)-day grace period, to do any one or more of the following:

               (i) Terminate this Agreement, by written notice given to Seller in which event the Seller and Purchaser shall be relieved from all other obligation and liability hereunder,

               (ii) Elect by written notice given to Seller to proceed to Closing, in which event Purchaser may demand specific performance of this Agreement by Seller, and, if necessary, file an action therefor.

          (c) If Seller fails to deliver possession of the Property at Closing, then Seller shall become a tenant at sufferance of Purchaser and shall be deemed to have waived trial by jury and all notices to quit, and Purchaser may proceed to recover possession of the Property under applicable law.

     ARTICLE 14: Termination of this Agreement. In the event that this Agreement is terminated, Seller and Purchaser shall be relieved from all further obligation or liability hereunder, except as otherwise specifically provided.

     ARTICLE 15: Time of the Essence. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO EACH AND EVERY PROVISION OF THIS AGREEMENT.

                          ARTICLE 16:  Indemnity.

     16.1. Seller shall indemnify, defend and hold harmless Purchaser, its agents and representatives from and against, and will reimburse them with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs, whether suit is instituted or not), asserted against or actually incurred by Purchaser by reason of or arising out of (i) the discovery following Closing of the breach or material misstatement by Seller of any representation, warranty or covenant contained in this Agreement, (ii) the ownership and/or operation of the Property prior to Closing, limited to actual damages legally collectible from Seller, but not the cost of defense or other expenses specified above, or (iii) the failure of Seller to comply with the provisions of the bulk sales law or any similar statute or law that may be applicable to the transaction provided for in this Agreement. Additionally, Seller shall not be liable to Purchaser for any damages to the Property caused by the LUST at the Salem Church, which is contiguous to the Property.

     16.2. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs whether suit is instituted or not) asserted against or incurred by Seller by reason of or arising out of Purchaser's ownership, management, operation, maintenance and repair of the Property from and after Closing.

     16.3. Any recovery provided for by this Section shall be limited to actual damages only (but inclusive of attorney's fees and costs whether suit is instituted or not).

             ARTICLE 17:  Risk of Loss - Casualty; Condemnation.

     17.1. Risk of Loss. Seller shall bear the risk of all loss, destruction or damage to the Property or any portion thereof from any and all causes whatsoever to and including the earlier of (a) recordation of the Deed, or (b) midnight on the last day of Closing, reasonable wear and tear excepted.

     17.2. Destruction or Damage Prior to Closing. If at any time prior to the earlier of (i) recordation of the Deed or (ii) midnight on the last day of Closing, all or any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall give written notice thereof promptly to Purchaser. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:

          (a) If the Repair Cost of such destruction or damage shall be determined to be ten percent (10%) of the Purchase Price or less, Seller, at its sole cost and expense, shall restore the Property promptly to its condition prior to such destruction or damage and Closing shall be delayed for a reasonable period of time to allow Seller sufficient time to do so. As used in this Article 17, the term "Repair Cost" shall mean an estimate from a reputable contractor licensed to do business in the Staunton, Virginia area, selected by Purchaser and reasonably acceptable to Seller's insurance carrier, of the actual cost of repair and restoration obtained by Purchaser within twenty-one (21) days after receiving notice from Seller of the destruction or damage. If Closing is scheduled to occur during said twenty-one (21)-day period, Closing shall be delayed to allow Purchaser the full benefit of the said twenty-one (21)-day period.

          (b) If the Repair Cost of such destruction or damage shall exceed ten percent (10%) of the Purchase Price, Purchaser shall have the option either (i) to accept the Property in its destroyed or damaged condition and reduce the Purchase Price by the Repair Cost, or
(ii) to cancel this Agreement by giving written notice to Seller not later than fifteen (15) days after the Repair Cost is determined.
Upon the giving of such notice, this Agreement shall terminate and be of no further force and effect except as otherwise expressly set forth in Article 14. In such event, Seller shall nevertheless be entitled to retain the Deposit. If Purchaser fails to give such notice timely, Purchaser shall be deemed to have elected option (i) above.

          (c) If more than ten percent (10%) of the Property is damaged or destroyed as a result of fire or other casualty within thirty (30) days prior to the Closing Date, Closing shall be deferred, at Purchaser's option, for not more than thirty (30) days to enable Purchaser to obtain an estimate of the Repair Cost and to take such action specified in Section 17.2(b) as Purchaser may elect.

          (d) Notwithstanding the above, the Seller shall have no obligation to repair, replace, nor suffer a reduction of the Purchase Price because of fire or destruction of the improvements on the Real Property or the Personal Property prior to closing. Additionally, such destruction shall not be an event entitling the Purchaser to cancel the Agreement.

     17.3. Condemnation. If Seller has knowledge of any pending or threatened condemnation proceedings or actions, Seller shall advise Purchaser in writing promptly. If, on or prior to the Closing Date, any portion of the Property shall be condemned or taken pursuant to any governmental or other power of eminent domain, any written notice of taking or condemnation is issued, or any proceedings are instituted by any governmental authority having the power of eminent domain, then Purchaser shall have the option either (i) of proceeding to Closing and accepting the Property subject to the condemnation or taking and reducing the Purchase Price by the amount of the condemnation award received by the Seller, or (ii) of terminating this Agreement by giving written notice to Seller not later than fifteen (15) days after receiving written notice from Seller advising of the condemnation or taking. If Closing is scheduled to occur during said fifteen (15)-day period, Closing shall be delayed to allow Purchaser the full benefit of the said fifteen (15)-day period. Upon the giving of such notice, this Agreement shall terminate and be of no further force and effect except as otherwise expressly set forth in Article 14. In such event, Seller shall nevertheless retain the Deposit. If Purchaser fails to give such notice timely, Purchaser shall be deemed to have elected option (i) above. If Purchaser elects to proceed to Closing and accept the Property subject to the condemnation or taking, and the portion of the Property to be condemned has not yet been taken and paid for by the condemning authority by the Closing Date, then there shall be no abatement in the Purchase Price and Seller shall assign to Purchaser at Closing all of Seller's right to any unpaid condemnation awards, and Seller shall convey the entire Property to Purchaser.

     ARTICLE 18: Brokers. The parties represent and warrant to each other that they have not dealt with any real estate broker, agent or finder in connection with the transaction contemplated by this Agreement. Subject to the foregoing, each party shall defend, indemnify and hold the other party harmless from and against any and all claims, demands, causes of action, costs, expenses or other liabilities (including attorneys' fees and court costs whether suit is instituted or not) incurred by such party and arising from or pertaining to any brokerage commissions, fees, costs or other expenses that may be due to or claimed by any other broker(s), agent(s) or finder(s) with whom the indemnifying party has dealt.

     ARTICLE 19: Foreign Investment in Real Property Tax Act. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended and shall deliver to Purchaser at Closing an affidavit to this effect.

                              ARTICLE 20:  Notices.

     20.1. All notices, waivers, demands, requests or other communications required or permitted by this Agreement ("Notices"), to be effective, shall be in writing, properly addressed, and shall be given by (i) personal delivery, (ii) established overnight commercial courier (such as Federal Express) for delivery on the next business day with delivery charges prepaid or duly charged, or (iii) by registered or certified mail (return receipt requested, first-class, postage prepaid), as follows:

If to Seller:

Baker Seawright Corporation
Attn:  Alice Borelli
12220 Thoroughbred Road
Oak Hill, VA 20171
Facsimile: (202) 457-2267

With a courtesy copy to:

Olin R. Melchionna, Jr., Esq.
Wetherington, Melchionna, Terry, Day & Ammar
P.O. Box 90
Roanoke, VA   24002
Attn:  Olin R. Melchionna, Jr., Esq.
Facsimile: (540) 342-4480

            and,

Sandra Baker
104 Smithleigh Circle
Staunton, VA   24401
Facsimile:  (540) 885-3784

If to Purchaser:

Stafford Street Capital, LLC
900 North Stafford Street, Suite 2003
Arlington, VA  22203
Attn:  Joel P. Sens
Facsimile: 703-987-0896

With a courtesy copy to:

Williams & Connolly LLP
725 Twelfth Street, N.W.
Washington, D.C. 20005
Attn:  Jonathan P. Graham, Esq.
Facsimile: 202-434-5029

or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this Article 20 for the service of Notices.

     20.2. Notices delivered by personal delivery shall be deemed to have been given upon tender to a natural person at the address shown. Notices delivered by overnight courier shall be deemed to have been given the next business day after delivery to such overnight commercial courier. Notices delivered by mail shall be deemed to have been given on the second (2nd) business day after deposit into the United States Postal System. All courtesy copies of Notices sent to the parties listed above as receiving copies shall be given in the same manner as the original Notice that was sent but shall not be a prerequisite to the effectiveness of any Notice.

     20.3. Except as provided in Article 33, Notices shall not be delivered by facsimile.

     ARTICLE 21: Right to Waive Conditions or Contingency. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

     ARTICLE 22: Binding Effect. Subject to the limitations set forth in Article 25, all of the terms, covenants, conditions, obligations and indemnifications contained in this Agreement shall be binding upon the parties and inure to the benefit of their respective heirs, legal representatives, successors and assigns.

                        ARTICLE 23:  Interpretation.

     23.1. The article headings used in this Agreement are for reference and convenience only, and shall not enter into the interpretation of this Agreement.

     23.2. Whenever in this Agreement provision is made for the payment of attorneys' fees, such provision shall be deemed to mean reasonable attorneys' fees.

     23.3. Wherever in this Agreement the singular number is used, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

     23.4. All exhibits to this Agreement shall be considered incorporated herein by reference and made a material part hereof unless otherwise stated.

                            ARTICLE 24:  Survival.

     All of the obligations of the parties, including all covenants, agreements, indemnities, representations and warranties (to the extent not performed at Closing) shall survive Closing for a period of twelve
(12) months (other than agreements that by their specific terms shall be performed over a longer period of time, including but not limited to, the Promissory Note, Deed of Trust (if any) and irrevocable stand-by letter of credit) and shall not be deemed to merge upon the acceptance of delivery or recordation of the Deed by Purchaser.

     ARTICLE 25: Assignment of Agreement. Purchaser may at any time assign or transfer this Agreement, or any interest therein, and Seller shall recognize and be bound to any assignees upon receipt of notice of such assignment or transfer specifying the name and address of the assignee or transferee. No such assignment or transfer shall relieve Purchaser of its liabilities and obligations under this Agreement.

     ARTICLE 26: Business Days. If any date upon which action is required under this Agreement shall be a Saturday, Sunday or federally recognized legal holiday in the Commonwealth of Virginia, the date for such action shall be extended to the first business day after such date that is not a Saturday, Sunday or legal holiday.

             ARTICLE 27:  Further Assurances and Information.

     27.1. Further Assurances. In addition to the obligations required to be performed under this Agreement by Seller at Closing, Seller shall perform, from time to time, such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials as Purchaser or its counsel reasonably may request in order to consummate the transactions provided for in this Agreement (including, without limitation, financing), and to vest title to the Property in Purchaser.

     27.2. Information. Seller shall provide Purchaser with true copies of all notices concerning the Property received by Seller no later than Closing unless a prior date is set forth in this Agreement.
 If Seller receives any notices concerning the Property after Closing, Seller shall provide Purchaser promptly with true copies.

     ARTICLE 28: Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its otherwise applicable principles of conflicts of laws or choice of law that would result in the application of the substantive or procedural law of any other jurisdiction.

     ARTICLE 29: Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                        ARTICLE 30:  Entire Agreement.

     30.1 This Agreement contains the entire agreement among the parties. There are no promises, agreements, terms, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, among them, other than as set forth in this Agreement.

     30.2. This Agreement may not be modified orally or in any manner other than by an agreement in writing and signed by all the parties or their respective successors in interest.

     ARTICLE 31: No Recordation. Neither Seller nor Purchaser shall be entitled to record this Agreement or a memorandum or other notice hereof among the Land Records or other public records of the Commonwealth of Virginia, and this Article 31 shall be deemed to be a specific directive to the Recorder of Deeds and other officials of the District of Columbia not to accept this Agreement or a memorandum or other notice of this Agreement for recordation in any form whatsoever.

     ARTICLE 32:  Allocation of Purchase Price.   The parties agree
the purchase price shall be allocated among the assets being sold and purchased as follows:

          (a) the Improvements on the Real Property, Five Thousand and 00/100 Dollars ($5,000.00);

          (b) the acreage comprising the Real Property and Spring, Nine Hundred Ninety Four Thousand and 00/100 Dollars ($994,000.00);

          (c)  the Personal Property, Five Hundred and 00/100
Dollars ($500.00);

          (d)  the Intangible Property, Five Hundred and 00/100
Dollars ($500.00);

           ARTICLE 33:  Acceptance; Counterparts; Effective Date.

     33.1.  Acceptance.

          (a) If this Agreement is not signed by Seller and a fully executed original hereof delivered to Purchaser prior to 12:00 P.M. on the ______ day of ____________, _______, this Agreement shall automatically terminate and be of no further force and effect. IF NO DATE IS FILLED IN, THIS SECTION 33.1(a) SHALL BE OF NO FORCE AND EFFECT.

          (b) Delivery of this Agreement may be accomplished by facsimile transmission or by any other method specified in Article 20 provided that if delivery is accomplished by the use of facsimile transmission an original must be promptly delivered by one of the other methods for delivery specified in Article 20.

     33.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     33.3  Effective Date.  IF NO DATE IS SPECIFIED IN
SECTION 1.3(c), THE EFFECTIVE DATE SHALL BE THE DATE OF DELIVERY OF THIS
AGREEMENT, FULLY EXECUTED, TO PURCHASER AND SELLER.    Either party may request
that the other party promptly execute a memorandum specifying the Effective
Date.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as their own free act and deed as of the date first listed above.

WITNESS:                               SELLER:


Baker Seawright Corporation,
a Virginia Corporation


By: s/s Alice H. Baker
Alice H. Baker, Vice-President

54-0797266
Seller's Tax Identification No.



WITNESS:                               PURCHASER:

                                       Stafford Street Capital, LLC,
                                       a Delaware limited Liability Company

                                       /s/ Joel P. Sens
                                       By:  Joel P. Sens,
                                       Managing Member

54-2038187
Purchaser's Tax Identification No.

                                       EXHIBIT A

Address:

40 Seawright Road
Mt. Sidney, Virginia 24467

Located:

Between Routes 616 and 804

County:

Augusta

Last Survey:

1986 shows 144.739 acres

Legal Parcels:

# 26.94           =87.04 acres
# 26.94A          =14.39 acres
# 27-2            =26.57 acres
# 27-2B           =12.41 acres
# 27-8A              =22 poles

Tax ticket reflects:

140.41 acres, more or less

                                      EXHIBIT A-1

Personal Property.

2  5,600 gallon bulk water tankers

Small Kubota tractor with attachments

Miscellaneous bottling equipment on the premises


                                    EXHIBIT B

PROMISSORY NOTE

$400,000.00   Roanoke, Virginia                        ____________, 2003

     FOR VALUE RECEIVED, the undersigned promises to pay, without offset, to the order of Baker Seawright Corporation, a Virginia corporation, or its assigns, the principal sum of FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($400,000.00), without interest. Principal of One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500.00) shall be due and payable on September 2, 2005; principal of One Hundred Sixty Two Thousand Five Hundred Dollars ($162,500.00) shall be due and payable on September 2, 2007; and, principal of Seventy Five Thousand Dollars ($75,000.00) shall be due and payable on September 2, 2009. In the event any payment is not made when due, then the entire unpaid balance shall bear interest at eight percent (8%) per annum.

     Principal and interest, if any, are payable at Roanoke, Virginia, or at such other place as the holder hereof may designate in writing.

     If any payment herein provided for is not made when due, the entire unpaid principal sum evidenced by this note and all accrued, but unpaid interest, shall at the option of the holder become immediately due and payable. No failure of the holder to exercise the right of accelerating the maturity of this indebtedness and no indulgence or forbearance granted from time to time shall be construed as a waiver of such right of acceleration or estop the holder from exercising such right at any time.

     The maker hereof may prepay the indebtedness evidenced hereby, in whole or in part, at any time or from time to time without penalty, but only with the consent of the holder of the note.

     The maker, endorser, guarantor and others from time to time obligated hereunder hereby severally waive and renounce the benefit of homestead and all other exemption rights as against this indebtedness or any renewal or extension hereof; and further waive demand, protest, notice of protest, presentment for payment, notice of dishonor and all defenses on the ground of extension of time for payment hereof; and further agree to pay the costs and expense of collecting this indebtedness, including reasonable attorney fees.

     This note shall be governed and construed in all respects and enforced according to the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the undersigned have caused this note to be executed as of the day and year first above set forth.

                                       Stafford Street Capital, LLC,
                                       a Delaware limited Liability Company

                                       By__________________________________
                                       /s/Joel P. Sens, Managing Member

                                         EXHIBIT C


Permits.  None



                                         EXHIBIT D

Leases.   None



                                         EXHIBIT E

     Contracts. There is a reserved right by Roxie V. Houff to use the spring water from the Property for her personal and domestic use. Mrs. Houff is approximately 103 years old, and currently resides in a nursing home.


                                         EXHIBIT F

Environmental Issues.

     (1) The issues raised in a report dated December 13, 2002, by Advanced Land and Water, Inc. addressed to Mr. Joel Sens, Strafford Street Capital, LLC, are hereby incorporated by reference.

     (2) There is an old house on the Property and in the basement is a fuel oil tank used to store fuel oil for the oil furnace.


                                        EXHIBIT G

Insurance Certificate.

EXHIBIT 2.1                        AMENDMENT TO PURCHASE AND SALE AGREEMENT

                  AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (the "PSA") among Baker Seawright Corporation ("Seller") and Stafford Street Capital, LLC ("Purchaser") and Joel P. Sens, individually, dated June 7, 2003, is made this 9th day of October 2003.

     WHEREAS, Purchaser and Seller wish to amend certain terms contained in the PSA; and,

     WHEREAS, the parties have agreed to a reduction in the down payment in consideration of an increased principal amount for the promissory note; and,

     WHEREAS, the Purchaser is contemplating the assignment of its contractual rights to Seawright Springs, LLC, a Virginia limited liability company ("SSLLC").

     WHEREAS, SSLLC is a newly formed entity without financial history or operations, and Seller is unwilling to sell to SSLLC without the personal guarantee of payment and performance of the promissory note attached hereto as Exhibit A and the credit line deed of trust securing such note by Joel P. Sens, an indirect majority owner of SSLLC.

     In consideration of their mutual promises the parties agree as follows:

     1. The parties agree that the down payment at closing shall be THREE HUNDRED THOUSAND DOLLARS ($300,000.00), and the promissory note will be modified and be in the form of the attached Exhibit A.

     2. The Purchaser may transfer its rights and obligations under the PSA to SSLLC, directly or by contribution to its parent, Seawright Holding, Inc.

     3. Joel P. Sens, individually, agrees to guarantee the payment and performance obligations under the Note attached hereto when made and the credit line deed of trust securing the aforesaid Note.

     4. Except as specifically modified and amended herein, the PSA is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties have signed and delivered this Amendment as their own free act and deed as of the date first listed above.

SELLER:

BAKER SEAWRIGHT CORPORATION,
a Virginia Corporation


By_s/s Alice H. Baker
     Alice H. Baker, Vice-President


PURCHASER:

STAFFORD STREET CAPITAL, LLC,
a Delaware limited Liability Company


By s/s Joel P. Sens
   Joel P. Sens, Managing Member


s/s Joel P. Sens
Joel P. Sens, Individually